Exhibit (a)(6)

OXFORD LANE CAPITAL CORP.

Articles Supplementary

OXFORD LANE CAPITAL CORP., a Maryland corporation (hereinafter, the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:        The Corporation previously authorized and issued 2,760,000 shares of 8.25% Series 2031 Term Preferred Shares (the “8.25% Series 2031 Term Preferred Shares”).

SECOND:    Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-208 of the Maryland General Corporation Law and the Corporation’s charter, the Corporation and its Board of Directors wish to classify 1,656,000 shares of Capital Stock as additional shares of 8.25% Series 2031 Term Preferred Shares. After the classification of the Capital Stock of the Corporation set forth herein, the Corporation will have the authority to issue 4,416,000 shares of 8.25% Series 2031 Term Preferred Shares.

THIRD:      The additional 1,656,000 shares of the 8.25% Series 2031 Term Preferred Shares shall be subject in all respects to the terms and conditions of the Corporation’s charter and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are applicable to the existing shares of the 8.25% Series 2031 Term Preferred Shares and the other Preferred Stock of the Corporation.

FOURTH:     These Articles Supplementary shall be effective as of the 22nd day of October 2026.

[Signatures on next page]

IN WITNESS WHEREOF, OXFORD LANE CAPITAL CORP. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 22nd day of October 2026.

ATTEST:		OXFORD LANE CAPITAL CORP.

/s/ Bruce L. Rubin		/s/ Saul B. Rosenthal
Name:	Bruce L. Rubin	Name:	Saul B. Rosenthal
Title:	Chief Financial Officer and Corporate Secretary	Title:	President